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Press Release         Contact: John Feenan                      David E. Bright
                               610 859-3081                        212 230-0488

                              FOR IMMEDIATE RELEASE

                   FOAMEX PROVIDES PRELIMINARY 1998 RESULTS;
         BOARD NAMES NEW CHIEF EXECUTIVE OFFICER AND HIRES JP MORGAN TO
                          ASSIST WITH STRATEGIC REVIEW

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         Preliminary 1998 Results Include a Net Loss of $34.6 Million or
          Loss Per Share of $1.37 on a Diluted Basis for the Quarter;
                  Actions Implemented to Improve Profitability

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         John G. Johnson, Jr., Former Safety-Kleen President and CEO and
                       ARCO Chemical Americas President,
                 Appointed President and Chief Executive Officer

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           JP Morgan Securities Appointed Special Advisors to Explore
              Strategic Alternatives to Maximize Shareholder Value

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        LINWOOD, PENNSYLVANIA, March 16, 1999 - Foamex International Inc.
(Nasdaq: FMXI) today announced preliminary results for the fourth quarter and year-ended December 31, 1998 and stated that it has appointed JP Morgan to explore strategic alternatives to maximize shareholder value. The Company said that it is also continuing the engagement of Ramius Securities LLC as a financial advisor.
        Separately, the Company announced that its Board of Directors named John G. Johnson, 58, President and Chief Executive Officer, effective immediately. Mr. Johnson is the former President and CEO of Safety-Kleen; he previously had served as President of ARCO Chemical Americas.


                     Preliminary Fourth Quarter 1998 Results

        Final fourth quarter results are expected to be announced by the end of March. Providing preliminary fourth quarter results, the Company said that fourth quarter 1998 net sales are estimated to have increased 33.6% to an estimated $305.4 million during the quarter from $228.7 million in the prior year period. The increase in net sales is principally due to the sales of the former Crain Industries Inc., which was acquired by the Company in December 1997. The Company added that gross profit margins for the fourth quarter 1998 are estimated at 2.7% versus a gross profit margin of 7.8% in the prior year period. This estimated decrease reflects unanticipated costs associated with the complex integration of the Crain acquisition and inefficiencies associated with the start-up of certain operations and new contracts awarded to the Company.
        The Company expects to record a net loss of $34.6 million or a loss per share of $1.37 on a diluted basis during the quarter, which includes pre-tax restructuring and other charges of $5.3 million, as well as costs of $5.6 million associated with the proposed merger with Trace International Holdings in 1998, which was not consummated, versus a net loss of $23.9 million or a loss per share of $0.96 on a diluted basis in the prior year period, which included pre-tax restructuring and other charges of $21.1 million. The Company stated that all fourth quarter figures are preliminary and unaudited, and that final results may differ.
        The Company said that the fourth quarter 1998 results were negatively impacted by a number of factors, including:
o The complex integration of the Foamex and Crain businesses, including inventory adjustments for facilities affected by the consolidation of manufacturing and/or distribution facilities;
o Operating losses and inefficiencies resulting from fires at its Orlando, FL and Cornelius, NC plants;
o Disappointing profitability relating to the sales of juvenile and other consumer products sold through mass merchandisers and discount stores;
o Start-up costs and inefficiencies associated with new automotive laminatio contracts at the Mexican border facilities; and
o Competitive pricing pressures due to market share challenges from competitors for its foam and automotive products.
        Fourth quarter 1998 selling, general and administrative expenses are expected to decrease as a percentage of net sales as compared to the prior year period. This is the result of the reduction of personnel for the two organizations, offset by additional professional and consulting costs and other administrative overhead resulting from the acquisition of Crain.
       The Company added that the factors that impacted its fourth quarter 1998 performance have been or are being addressed to reduce any impact during 1999. It reaffirmed its commitment to the consolidation process and stated that it had implemented the following actions to improve the profitability of its business:
o Cost Containment. The Company has implemented a plan, which includes workforce reductions, designed to eliminate over $15.0 million of selling, general and administrative expenses and other overhead costs for 1999. The Company noted that it expects to incur an estimated pre-tax charge of $2.0 million in the first quarter of 1999 in connection with employee severance costs.
o Plant Consolidation and Manufacturing Process Improvements. To date, the Company has implemented operational changes and consolidation activities relating to the combination of Foamex and Crain at 19 sites and is evaluating the disposition of additional facilities. In addition, the Company has initiated programs to reduce manufacturing costs as well as implemented consolidations and other programs to reduce handling and freight costs.
o Organizational Realignment. The Company has reorganized its foam products operations into three autonomous geographic regions designed to be more responsive to customers and market conditions. In addition, it has streamlined and combined its research and manufacturing technology groups into one organization.
        The Company said that as a result of the actions to improve the profitability of its business, it has met its profit plan objective for January 1999 and expects to exceed January's performance in February.

                            Preliminary 1998 Results

      For the year ended December 31, 1998, net sales are estimated to have increased to $1,250.4 million from $931.1 million for the comparable 1997 period, a 34.3% increase. Gross profit margins are expected to decrease to 13.8% from 15.4% in the prior year period.

        The Company expects to record a net loss for the year-end period 1998 of $10.2 million versus a net loss of $42.3 million for the comparable 1997 period. The diluted loss per share is expected to be $0.41 for the year versus a diluted loss of $1.65 per share for the comparable 1997 period. The Company stated that full year 1998 figures are preliminary and unaudited, and that final results may differ. During the year-end period ended December 31, 1997, net income included an extraordinary loss on early extinguishment of debt of approximately $44.5 million.
                                      * * *
       The Company added that it has amended its credit agreements, including its financial covenants, to reduce certain financial requirements. As a result, the interest rate under the credit agreement was increased.
        This press release contains forward-looking information, and actual results may materially vary from those expressed or implied herein. Factors that could affect these results include those mentioned in the Company's Form 10-K/A-2 filed with the Securities and Exchange Commission.
        Foamex, headquartered in Linwood, PA, manufactures and markets flexible polyurethane and advanced polymer foam products in North America.
      For more information about Foamex, visit its web site at http:\\www.foamex.com.

                   Foamex International Inc. and Subsidiaries

          Preliminary Consolidated Statement of Operations (unaudited)
                                  ($ Thousands)

                                                                                        Fiscal Year
                                                       4th Quarter Comparative          Comparative
                                                   ------------------------------ -----------------------
                                                     1998(a)         1997         1998(a)         1997(b)
                                                   ------------------------------------------------------
Net Sales                                          $ 305,417      $ 228,654     $ 1,250,396     $ 931,095
Gross Profit                                           8,267         17,723         173,125       143,339
Selling, General & Administrative Expenses            21,575         19,286          84,633        67,139
Restructuring and Other Charges                        5,276         21,100           5,276        21,100
                                                   ---------      ---------     -----------     ---------
Income (Loss) from Operations                        (18,584)       (22,663)         83,216        55,100
Interest and Debt Issuance Expense                    19,335         11,048          73,295        50,570
Other Income (Expense)                               (10,654)           716         (14,599)        2,126
                                                   ---------      ---------     -----------     ---------
Income (Loss) from Continuing Operations
    Before Income Taxes                              (48,573)       (32,995)         (4,678)        6,656
Provision (Benefit) for Income Taxes                 (13,956)       (13,005)          3,600         2,525
                                                   ---------      ---------     -----------     ---------
Income (Loss) from Continuing Operations             (34,617)       (19,990)         (8,278)        4,131
Loss from Discontinued Operations                          -         (1,994)              -        (1,994)
Extraordinary Loss on Early Extinguishment of
    Debt, Net of Income Taxes                              -         (1,883)         (1,917)      (44,482)
                                                   =========      =========     ===========     =========
Net Income (Loss)                                  $ (34,617)     $ (23,867)    $   (10,195)    $ (42,345)
==========================================================================================================
Diluted Earnings (Loss) Per Share                  $   (1.37)     $   (0.96)    $     (0.41)    $   (1.65)
                                                   =========      ===========   ============     =========
EBDAIT (c)                                         $  (3,522)     $   4,075     $   124,964     $  98,247


a) 1998 preliminary results reflect a change in the Company's fiscal year to a calendar year and include the post-acquisition results of Crain
     Industries, Inc., which was acquired in December 1997. Actual results may differ.

b) Does not include results of Crain Industries, Inc., which was acquired in December 1997; includes results of the Dalton facility, prior to its sale in October 1997.

c) EBDAIT consists of earnings before depreciation, amortization, interest, income taxes and other non-cash or non-recurring expenses. EBDAIT is not intended to represent cash flow for the period.
